Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

AYTU BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Units	Rule 457(o)
	Unallocated (Universal) Shelf	(1)	Rule 457(o)	(1)		$100,000,000	0.00014760	$14,760
	Total Offering Amounts					$100,000,000		$14,760
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$14,760

(1)

The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, warrants, debt securities, and/or units. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance, including any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure under Item 16(b) of Form S-3.

(3)

Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) preferred stock, common stock, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000 and the amount of securities sold pursuant to this registration statement will not exceed the limit in Instruction I.B.6.(a) in Form S-3.